Exhibit 21.1

Principal Subsidiaries, Consolidated Affiliated Entities and Subsidiaries of Consolidated

Affiliated Entities of the Registrant

Subsidiaries:

FANGDD International Holding Ltd., a British Virgin Islands Company

FANGDD Network Holding Ltd., a Hong Kong Company

Shenzhen FangDD Information Technology Co, Ltd., a PRC company

Consolidated Affiliated Entities:

Shenzhen FangDD Network Technology Co, Ltd., a PRC company

Subsidiaries of Consolidated Affiliated Entities:

Shanghai FangDD Network Technology Co, Ltd., a PRC company

Nanjing FangDD Network Technology Co, Ltd., a PRC company

Xi’an FangDD Network Technology Co, Ltd., a PRC company